Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931
Greg Artkop, (972) 673-8470

Investor Relations
Aly Noormohamed, (972) 673-6050
DR PEPPER SNAPPLE GROUP REPORTS THIRD QUARTER 2010 RESULTS
Third quarter reported diluted earnings per share were $0.60, including $0.04 of strike-related costs.
Bottler case sales up 2%. Reported net sales up 2% on 1% sales volume growth.
Year-to-date, company repurchased $910 million of common stock.
Full year 2010 reported diluted EPS expected to be $2.30 to $2.38. Excluding the separation-related foreign deferred tax charge, diluted EPS expected to be $2.35 to $2.43.
Plano, TX, Oct. 27, 2010 — Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported third quarter 2010 diluted earnings of $0.60 per share, including $0.04 of strike-related costs, compared to $0.59 per share in the prior year period. Diluted earnings per share were $0.60 compared to $0.54 in the prior year excluding separation-related tax items. Year-to-date, the company reported earnings of $1.68 per diluted share compared to $1.73 per share in the prior year period. Excluding a separation-related foreign deferred tax charge in the current year and a net gain on certain distribution agreement changes and separation-related tax items in the prior year, the company earned $1.73 per diluted share, an increase of 13%, compared to $1.53 in the prior year-to-date period.
For the quarter, sales volume increased 1%. Branded sales volume grew 3% and was partially offset by a 32% decline in contract manufacturing as the company continued to de-emphasize this business. Net sales increased 2% reflecting sales volume growth and revenue recognized under the PepsiCo, Inc. (PepsiCo) licensing agreements. Concentrate pricing taken earlier in the year was more than offset by increased promotional trade spending and the continued impact of negative product mix on sales. Segment operating profit (SOP) decreased 6% as net sales growth and supply chain productivity benefits were more than offset by higher packaging, ingredient and transportation costs, incremental costs of $15 million to meet customer demand during a strike at a Northeast manufacturing facility and higher marketplace investments. Reported income from operations for the quarter was $260 million compared to $272 million in the prior year period and $757 million year-to-date compared to $834 million in the prior year period.
DPS President and CEO Larry Young said, “Our portfolio of CSDs and value juices continued to post solid volume and share gains, further demonstrating their value to consumers. During the quarter, we saw continued strong growth in Snapple, we launched a refreshed crisp, clean 7UP, kicked off a number of important Rapid Continuous Improvement (RCI) initiatives that we believe will further strengthen our integrated operating platform and, on Oct. 4, 2010, completed the licensing of certain brands to The Coca-Cola Company. We also successfully concluded labor negotiations at our Williamson, N.Y., manufacturing facility making its long term cost structure more competitive. With improving LRB trends in the U.S., we remain focused on delivering on our commitments for 2010, while building solid plans for 2011 and beyond.”

Diluted EPS reconciliation	Third Quarter			Year-to-Date
			Percent			Percent
	2010	2009	Change	2010	2009	Change
Diluted reported EPS	$0.60	$0.59	2	$1.68	$1.73	(3)

Items affecting comparability
- Net gain on Hansen termination and sale of certain intangible assets	—	—		—	(0.15)
- Foreign deferred tax charge	—	—		0.05	—
- Separation-related tax items	—	(0.05)		—	(0.05)

Diluted EPS excluding certain items	$0.60	$0.54	11	$1.73	$1.53	13
EPS — earnings per share
Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see page A-5 accompanying this release.

Summary of 2010 results	As reported		Currency Neutral
(Percent change)	Third		Third
	Quarter	YTD	Quarter	YTD
BCS Volume	2	3	2	3
Sales Volume	1	0	1	0
Net Sales	2	1	1	0
SOP	(6)	0	(7)	(2)
BCS — bottler case sales
BCS Volume
For the quarter, BCS volume increased 2% with carbonated soft drinks (CSDs) growing 1% and non-carbonated beverages (NCBs) up 5%. Year-to-date, BCS volume increased 3%, with CSDs growing 2% and NCBs up 4%.
In CSDs, Dr Pepper volume increased 2%. “Core 4” brands — 7UP, Sunkist soda, A&W and Canada Dry — declined 1%. Canada Dry and Crush grew double digits and A&W grew low-single digits while 7UP and Sunkist soda declined mid-single digits. Fountain foodservice volume increased 5%.
In NCBs, Hawaiian Punch volume grew 7%, Snapple grew 10% and Mott’s grew 3%.
By geography, volume increased 3% in the U.S. and 2% in Canada while volume declined 3% in Mexico and the Caribbean.
Across all measured channels year-to-date, as reported by The Nielsen Company, the company grew U.S. CSD dollar share and flavored CSD dollar share by 0.4 percentage points.

Sales volume
For the quarter, sales volume increased 1%. Branded sales volume grew 3% while contract manufacturing declined 32%, as the company continued to de-emphasize this business. Year-to-date sales volume was flat. Branded sales volume grew 2% while contract manufacturing declined 28%.

2010 Segment results	As reported
(Percent change)	Third Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	3	7	15	0	7	9
Packaged Beverages	(1)	0	(19)	(2)	(1)	(7)
Latin America Beverages	1	0	(67)	7	8	(24)
Total	1	2	(6)	0	1	0

2010 Segment results	Currency Neutral
(Percent change)	Third Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	3	7	14	0	6	8
Packaged Beverages	(1)	0	(21)	(2)	(1)	(9)
Latin America Beverages	1	(3)	(67)	7	1	(35)
Total	1	1	(7)	0	0	(2)
Beverage Concentrates
Net sales for the quarter increased 7% reflecting 3% sales volume growth and revenue recognized from the PepsiCo licensing agreements. Low-single digit concentrate price increases taken at the beginning of the year were fully offset by increased marketplace spending. Segment operating profit increased 14% reflecting net sales growth as well as continued positive cost performance.
Packaged Beverages
Net sales for the quarter were up slightly. Low-single digit volume growth in CSDs and Mott’s and double-digit volume growth in Snapple and Hawaiian Punch were fully offset by lower contract manufacturing activity, higher levels of promotional trade spending and the continued impact of negative product mix. Segment operating profit decreased 21% as net sales growth and ongoing supply chain productivity benefits were more than offset by higher packaging, ingredient and transportation costs, incremental costs of $15 million incurred to meet customer demand during a strike at a Northeast manufacturing facility and higher marketing investments.
Latin America Beverages
Net sales for the quarter decreased 3% as sales volume growth was more than offset by increased promotional trade spending. Segment operating profit declined 67% reflecting lower net sales, higher marketing investments and increased costs related to company-owned route expansion and IT infrastructure upgrades.

Corporate and other items
For the quarter, corporate costs totaled $63 million including $4 million of unrealized commodity-related mark-to-market gains. Corporate costs in 2009 were $65 million, including $3 million of unrealized commodity-related mark-to-market gains.
For the quarter, productivity office investments recorded in the segments as well as corporate were $7 million.
Net interest expense decreased $19 million during the quarter reflecting lower net debt and lower interest rates.
For the quarter, the effective tax rate was 37.7%. The tax rate also included a $3 million tax expense related to certain tax items indemnified by Kraft Foods Inc. and/or one of its subsidiaries (Kraft) as well as ongoing tax planning benefits.
Cash flow
Year-to-date, the company generated $1.5 billion of cash from operating activities including a $900 million one-time payment from PepsiCo. Net capital spending totaled $154 million. The company repaid $405 million of its debt obligations and returned $1.05 billion to shareholders in the form of stock repurchases ($910 million) and dividends ($136 million).
2010 full year guidance
The company now expects full year net sales to increase 1% to 2%. Reported diluted earnings per share are expected to be $2.30 to $2.38, which includes a $0.01 net benefit from the recently signed licensing agreements with The Coca-Cola Company. The company remains on track to invest incrementally in brand health over the year. The effective tax rate is expected to be approximately 38%, including a $13 million separation-related foreign deferred tax charge recorded in the first quarter. This rate also includes approximately $13 million of items indemnified by Kraft as well as ongoing tax planning benefits. Excluding the separation-related foreign deferred tax charge, full year 2010 diluted earnings per share are expected to be $2.35 to $2.43.
The company expects net capital spending to be approximately 5% of net sales and expects to repurchase at least $1 billion of its common stock in 2010 subject to market conditions.
Impact of the PepsiCo licensing agreements
On Feb. 26, 2010, the company completed its licensing agreements with PepsiCo. Under these agreements, PepsiCo began distributing Dr Pepper, Crush and Schweppes in the U.S. territories where these brands were previously distributed by The Pepsi Bottling Group, Inc. (PBG) and PepsiAmericas, Inc. (PAS). The same applies to Dr Pepper, Crush, Schweppes, Vernors and Sussex in Canada, and Squirt and Canada Dry in Mexico. These agreements have an initial term of 20 years, with 20-year renewal periods, and require PepsiCo to meet certain performance conditions.
Additionally, in certain U.S. territories where it has a manufacturing and distribution footprint, the company has begun selling certain owned and licensed brands, including Sunkist soda, Squirt, Vernors and Hawaiian Punch, that were previously distributed by PBG and PAS.
The one-time cash payment of $900 million, received Feb. 26, 2010, was recorded as deferred revenue and is being recognized as net sales over 25 years. The company recognized $9 million of revenue in the third quarter.

Impact of the Coca-Cola Company licensing agreements
On Oct. 4, 2010, the company completed its licensing agreements with The Coca-Cola Company and/or its affiliates (KO). Under the new agreements, KO will distribute Dr Pepper in the U.S. and Canada Dry in the Northeast U.S. where they were previously distributed by Coca-Cola Enterprises (CCE). The new agreements will have an initial term of 20 years, with 20-year renewal periods, and will require KO to meet certain performance conditions. KO will distribute Canada Dry, C’Plus and Schweppes in Canada, will offer Dr Pepper and Diet Dr Pepper in local fountain accounts previously serviced by CCE and will include Dr Pepper and Diet Dr Pepper on its Freestyle fountain dispenser.
Additionally, in certain U.S. territories where it has a manufacturing and distribution footprint, the company will shortly begin selling Squirt, Canada Dry, Schweppes and Cactus Cooler, which were previously sold by CCE.
The one-time cash payment of $715 million was received on Oct. 4, 2010, was recorded as deferred revenue and is being recognized as net sales over 25 years.
Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the third quarter comprising July, August and September.
Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.
Pricing refers to the impact of list price changes.
Forward-looking statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss third quarter 2010 results and the outlook for 2010. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.
In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on page A-5 accompanying this release and under “Financial Press Releases” on the company’s website at http://www.drpeppersnapple.com in the “Investors” section.
About Dr Pepper Snapple Group
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 leading brands are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended September 30, 2010 and 2009
(Unaudited, in millions, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$1,457	$1,434	$4,224	$4,175
Cost of sales	600	579	1,689	1,706

Gross profit	857	855	2,535	2,469
Selling, general and administrative expenses	564	547	1,682	1,596
Depreciation and amortization	32	29	95	84
Other operating expense (income), net	1	7	1	(45)

Income from operations	260	272	757	834
Interest expense	31	51	94	158
Interest income	—	(1)	(2)	(3)
Other income, net	(2)	(20)	(7)	(25)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	231	242	672	704
Provision for income taxes	87	92	257	265

Income before equity in earnings of unconsolidated subsidiaries	144	150	415	439
Equity in earnings of unconsolidated subsidiaries, net of tax	—	1	1	2

Net income	$144	$151	$416	$441

Earnings per common share:
Basic	$0.61	$0.59	$1.70	$1.73
Diluted	$0.60	$0.59	$1.68	$1.73

Weighted average common shares outstanding:
Basic	238.0	254.2	245.1	254.2
Diluted	240.4	255.5	247.3	255.0

Cash dividends declared per common share	$0.25	$—	$0.65	$—

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2010 and December 31, 2009
(Unaudited, in millions except share and per share data)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$224	$280
Accounts receivable:
Trade, net	527	540
Other	31	32
Inventories	283	262
Deferred tax assets	58	53
Prepaid expenses and other current assets	176	112

Total current assets	1,299	1,279
Property, plant and equipment, net	1,123	1,109
Investments in unconsolidated subsidiaries	11	9
Goodwill	2,984	2,983
Other intangible assets, net	2,693	2,702
Other non-current assets	541	543
Non-current deferred tax assets	139	151

Total assets	$8,790	$8,776

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$947	$850
Deferred revenue	36	—
Income taxes payable	1	4

Total current liabilities	984	854
Long-term obligations	2,571	2,960
Non-current deferred tax liabilities	1,083	1,038
Non-current deferred revenue	843	—
Other non-current liabilities	724	737

Total liabilities	6,205	5,589

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 229,446,161 and 254,109,047 shares issued and outstanding for 2010 and 2009, respectively	2	3
Additional paid-in capital	2,277	3,156
Retained earnings	346	87
Accumulated other comprehensive loss	(40)	(59)

Total stockholders’ equity	2,585	3,187

Total liabilities and stockholders’ equity	$8,790	$8,776

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2010 and 2009
(Unaudited, in millions)

	For the Nine Months Ended
	September 30,
	2010	2009
Operating activities:
Net income	$416	$441
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expense	137	121
Amortization expense	28	30
Amortization of deferred financing costs	4	14
Amortization of deferred revenue	(21)	—
Employee stock-based compensation expense	21	13
Deferred income taxes	44	48
Gain on disposal of intangible assets	—	(63)
Other, net	15	4
Changes in assets and liabilities:
Trade and other accounts receivable	9	—
Inventories	(21)	(11)
Other current and non-current assets	(62)	(8)
Accounts payable and accrued expenses	73	127
Income taxes payable	2	11
Current and non-current deferred revenue	899	—
Other non-current liabilities	(5)	(26)

Net cash provided by operating activities	1,539	701

Investing activities:
Purchases of property, plant and equipment	(170)	(223)
Investments in unconsolidated subsidiaries	(1)	—
Purchase of intangible assets	—	(7)
Proceeds from disposals of property, plant and equipment	16	5
Proceeds from disposals of intangible assets	—	68
Other, net	4	—

Net cash used in investing activities	(151)	(157)

Financing activities:
Repayment of senior unsecured credit facility	(405)	(480)
Repurchase of shares of common stock	(910)	—
Dividends paid	(136)	—
Other, net	4	(3)

Net cash used in financing activities	(1,447)	(483)

Cash and cash equivalents — net change from:
Operating, investing and financing activities	(59)	61
Currency translation	3	7
Cash and cash equivalents at beginning of period	280	214

Cash and cash equivalents at end of period	$224	$282

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Nine Months Ended September 30, 2010 and 2009
(Unaudited, in millions)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Segment Results — Net Sales
Beverage Concentrates	$278	$260	$837	$784
Packaged Beverages	1,082	1,077	3,102	3,126
Latin America Beverages	97	97	285	265

Net sales as reported	$1,457	$1,434	$4,224	$4,175

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Segment Results — SOP
Beverage Concentrates	$182	$158	$535	$492
Packaged Beverages	136	168	413	445
Latin America Beverages	6	18	31	41

Total segment operating profit	324	344	979	978
Unallocated corporate costs	63	65	221	189
Other operating expense (income), net	1	7	1	(45)

Income from operations	260	272	757	834
Interest expense, net	31	50	92	155
Other income, net	(2)	(20)	(7)	(25)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries as reported	$231	$242	$672	$704

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
For the Three and Nine Months Ended September 30, 2010 and 2009
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures, that reflect the way management evaluates the business, may provide investors with additional information regarding the company’s results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted: Net sales and Segment Operating Profit are on a currency neutral basis.

	For the Three Months Ended September 30, 2010
			Latin
	Beverage	Packaged	America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	7%	—%	0%	2%
Impact of foreign currency	0%	—%	(3)%	(1)%

Net sales, as adjusted	7%	—%	(3)%	1%

	For the Three Months Ended September 30, 2010
			Latin
	Beverage	Packaged	America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	15%	(19)%	(67)%	(6)%
Impact of foreign currency	(1)%	(2)%	—%	(1)%

Segment operating profit, as adjusted	14%	(21)%	(67)%	(7)%

	For the Nine Months Ended September 30, 2010
			Latin
	Beverage	Packaged	America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	7%	(1)%	8%	1%
Impact of foreign currency	(1)%	—%	(7)%	(1)%

Net sales, as adjusted	6%	(1)%	1%	—%

	For the Nine Months Ended September 30, 2010
				Latin
	Beverage	Packaged	America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	9%	(7)%	(24)%	—%
Impact of foreign currency	(1)%	(2)%	(11)%	(2)%

Segment operating profit, as adjusted	8%	(9)%	(35)%	(2)%

EPS excluding certain items: Reported diluted EPS adjusted for separation-related foreign deferred tax charge in 2010 and a net gain related to the Hansen contract termination payment as well as the sale of certain distribution rights in 2009 and certain separation related tax items.

	For the Three Months Ended			For the Nine Months Ended
	September 30,			September 30,
	2010	2009	% Change	2010	2009	% Change
Reported EPS	$0.60	$0.59	2%	$1.68	$1.73	(3)%
Net gain on Hansen termination and
sale of certain intangible assets	—	—		—	(0.15)
Foreign deferred tax charge	—	—		0.05	—
Separation-related tax items	—	(0.05)		—	(0.05)

EPS, excluding certain items	$0.60	$0.54	11%	$1.73	$1.53	13%